Exhibit 99.10

Execution Version

TRANSACTION 1 SUPPLEMENTAL CONFIRMATION

Date:	May 18, 2016

To:	M Capital Group Investors II, LLC
2200 South 75th Avenue
Phoenix, AZ 85043

Attn:	Chad Killebrew and Vicki Plein

From:	Citigroup Global Markets Inc.
Fax No.:	212-615-8985

Reference Number:       To be advised by CGMI

The purpose of this Transaction 1 Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Citigroup Global Markets Inc. (“CGMI”) and M Capital Group Investors II, LLC (“Counterparty”) on the Trade Date specified below.  This Transaction 1 Supplemental Confirmation is a binding contract between CGMI and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.           This Transaction 1 Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as May 18, 2016 between CGMI and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”).  All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Transaction 1 Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2.           The terms of the Transaction to which this Transaction 1 Supplemental Confirmation relates are as follows:

Trade Date:	May 18, 2016
Prepayment Date:	May 19, 2016; provided that Counterparty authorizes and directs CGMI to pay the Prepayment Amount Counterparty is entitled to receive to Citibank, N.A. on Counterparty’s behalf.
Prepayment Amount:	USD 161,313,613.52
Initial Reference Price:	USD 14.7265
Forward Floor Price:	USD 14.7265
Forward Cap Price:	USD 17.6718
Final Disruption Date:	June 14, 2017

For each Component of the Transaction, the Scheduled Valuation Date and Number of Shares is set forth below:

Component Number	Scheduled Valuation Date	Number of Shares
1	5/26/2017	4,098,005
2	5/30/2017	4,098,005
3	5/31/2017	4,098,006

Counterparty hereby agrees (a) to check this Transaction 1 Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Transaction 1 Supplemental Confirmation relates by manually signing this Transaction 1 Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.

Yours sincerely,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ James Heathcote
Authorized Representative
James Heathcote

Confirmed as of the date first above written:

M CAPITAL GROUP INVESTORS II, LLC
By: Jerry And Vickie Moyes Family Trust, its Manager

By: /s/ Jerry C. Moyes
Name: Jerry C. Moyes
Title: Co-Trustee

By: /s/ Vickie Moyes
Name: Vickie Moyes
Title: Co-Trustee
[Signature Page to M Capital II CGMI Transaction 1 Supplemental Confirmation]

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